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                                                                       Exhibit 2

                            STOCK PURCHASE AGREEMENT



                                  BY AND AMONG


                       UNIVERSAL HOSPITAL SERVICES, INC.,


                    THE SHAREHOLDERS OF BIOMEDICAL EQUIPMENT
                              RENTAL & SALES, INC.

                                      and

                                James F. Molidor
              (as Representative of the Shareholders of Biomedical
                        Equipment Rental & Sales, Inc.)




                                August 13, 1996
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                            STOCK PURCHASE AGREEMENT



          STOCK PURCHASE AGREEMENT dated August 13, 1996, by and among Universal Hospital Services, Inc., a Minnesota Corporation ("UHS"), the shareholders of Biomedical Equipment Rental & Sales, Inc., a North Carolina corporation ("BERS"), as set forth on the signature page hereto (each a "Shareholder" and together the "Shareholders") and James F. Molidor (acting solely in his capacity as representative of the Shareholders pursuant to Article 9 hereof (the "Shareholders' Representative")).

                                    RECITALS

          The Shareholders are the owners of all the issued and outstanding shares of capital stock (the "Shares") of BERS.

          UHS desires to buy all of the Shares from the Shareholders, and the Shareholders desire to sell all of the Shares to UHS, in accordance with and subject to the terms and provisions herein set forth.

          The rights of the Shareholders with respect to certain provisions of this Agreement will be represented, after the Closing (as defined in Section 1.3), by the Shareholders' Representative.

          NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties agree as follows:


                                   ARTICLE 1

                        PURCHASE AND SALE OF THE SHARES

          On and subject to the terms and conditions set forth in this Agreement, the Shareholders hereby agree to sell, assign and transfer the Shares to UHS, and UHS hereby agrees to purchase and acquire the Shares from the
Shareholders.   At the closing provided for in this Article 1 hereof, the
Shareholders shall sell, assign, transfer and deliver to UHS good and valid title to the Shares, free and clear of any liens, claims, charges, security interests, options or other legal or equitable encumbrances.

          1.1. Purchase Price. The total purchase price to be paid by UHS to the Shareholders for the Shares shall be $12,682,454.85, less Debt (as hereinafter defined) (the "Purchase Price"). For purposes of this Section 1.1, the term "Debt" shall include all indebtedness for money borrowed, capital leases and accounts payable in excess of the greater of normal trade terms or 60 days, each as reflected on the Closing Statement of Debt (as defined in Section 5.9), but shall not include such indebtedness or capital leases incurred with the written consent of UHS after June

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20, 1996 to finance the acquisition of new medical equipment (but shall include such indebtedness or capital leases incurred to replace existing equipment).

          1.2. Payment of Purchase Price. The Purchase Price shall be paid by UHS to the Shareholders on the Closing Date (as defined in Section 1.3) by wire transfer of immediately available funds to the account specified by the Shareholders in Schedule 1.2 provided that, $1,325,000 of such Purchase Price shall be delivered to the Escrow Agent (as defined in Section 5.11(d)) in order to fund the indemnification obligations described in Section 5.11.

          1.3. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Smith, Helms, Mulliss & Moore, LLP, 2800 Two Hannover Square, Raleigh, North Carolina 27601, on August 13, 1996 or on such date thereafter as the parties hereto shall agree following the satisfaction of the conditions set forth in Article 6 (the "Closing Date"). The Closing will be effective as of the close of business on the Closing Date.

          1.4. Deliveries by the Shareholders at Closing. At the Closing, the Shareholders shall deliver to UHS (a) stock certificates representing the Shares, duly endorsed for transfer or accompanied by duly executed stock powers endorsed in blank with requisite stock transfer tax stamps, if any, attached,
(b) the documents contemplated by Section 6.3 and (c) all other documents, instruments and writings required by this Agreement to be delivered by the Shareholders at the Closing.

          1.5. Deliveries by UHS at Closing. At the Closing, UHS (a) shall pay to the Shareholders the Purchase Price as provided in Section 1.2, (b) shall deliver to the Shareholders (i) the documents contemplated by Section 6.2 and
(ii) all other documents, instruments and writings required by this Agreement to be delivered by UHS at the Closing and (c) shall deliver $1,325,000 of such Purchase Price to the Escrow Agent pursuant to Section 5.11(d).


                                   ARTICLE 2

                     REPRESENTATIONS AND WARRANTIES OF UHS

          UHS hereby represents and warrants to the Shareholders as follows:

          2.1. Organization and Qualification. UHS is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and has the requisite corporate power to carry on its business as now conducted.

          2.2. Authority Relative to this Agreement; Non-Contravention. UHS has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by UHS and the consummation by UHS of the transactions contemplated hereby have been duly authorized by the Board of Directors of UHS, and no other corporate proceedings on the part of UHS are necessary to authorize

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this Agreement and such transactions. This Agreement has been duly executed and delivered by UHS and constitutes a valid and binding obligation of UHS, enforceable in accordance with its terms. UHS is not subject to, or obligated under, any provision of (a) its Charter (as hereinafter defined) or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) any law, regulation, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of its assets would be created, by its execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby, other than any such breaches or violations which will not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of UHS, or the consummation of the transactions contemplated hereby. No authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of UHS for the consummation by it of the transactions contemplated by this Agreement. As used in this Agreement, the term "Charter" with respect to any corporation shall mean those instruments that at that time constitute its charter as filed or recorded under the general corporation or other applicable law of the jurisdiction of incorporation or association, including the articles or certificate of incorporation or association, any amendments thereto and any articles or certificates of merger or consolidation.


                                   ARTICLE 3

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

          Each of the Shareholders hereby represents and warrants to UHS as follows:

          3.1. Organization and Qualification.   BERS is a corporation duly
organized, validly existing and in good standing under the laws of the State of North Carolina, and has the requisite corporate power to carry on its business as now conducted. The copies of the Charter and Bylaws of BERS which have been provided to UHS prior to the date of this Agreement are correct and complete and reflect all amendments made thereto through the date hereof. BERS is licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have or would not reasonably be expected to have a material adverse effect on the business, operations or financial condition of BERS.

          3.2. Authority Relative to this Agreement; Non-Contravention. Each of the Shareholders has the requisite power and authority to enter into this Agreement and to carry out such Shareholders obligations hereunder. This Agreement has been duly authorized, executed and delivered by each of the Shareholders and constitutes a valid and binding obligation of each of the Shareholders, enforceable in accordance with its terms. None of BERS or the Shareholders is subject to, or obligated under, any provision of (i) in the case of BERS, its Charter or Bylaws, (ii) any agreement, arrangement or understanding, (iii)

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any license, franchise or permit or (iv) any law, regulation, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of the assets of BERS or the Shares would be created, by the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby. No authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of BERS or the Shareholders for the consummation by the Shareholders of the transactions contemplated by this Agreement.

          3.3. Capitalization; Ownership of Shares. The authorized capital stock of BERS consists of 100,000 shares of common stock, $1.00 par value (the "BERS Common Stock"). The issued and outstanding shares of BERS Common Stock consists solely of the 5,000 Shares. Each of the Shareholders represents and warrants that such Shareholder owns the Shares reflected as owned by her on
Schedule 3.3, free and clear of any lien, pledge, security interest, encumbrance or charge of any kind, and on the Closing Date, the delivery by such Shareholder of stock certificates representing the Shares owned by her in a manner set forth in Section 1.4 will transfer good and valid title to such Shares to UHS, free and clear of any lien, pledge, security interest, encumbrance or charge of any kind. The issued and outstanding shares of BERS Common Stock are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights. There are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating BERS or the Shareholders to issue, sell, purchase or redeem any shares of BERS's capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of, nor are there any stock appreciation, phantom or similar rights outstanding based upon the book value or any other attribute of any of the capital stock of BERS, or the earnings or other attributes of BERS.

          3.4. Financial Statements.

          (a) The Shareholders have furnished UHS with copies of (i) the unaudited balance sheet of BERS as of June 30, 1996 (the "Latest Balance Sheet") and the unaudited statements of income of BERS for the eight-month period then ended (such statements and the Latest Balance Sheet herein referred to the "Latest Financial Statements") and (ii) the unaudited balance sheet as of October 31, 1993 and the related statements of income, shareholders' equity and cash flows for the year then ended (the "1993 Financial Statement"). The Latest Financial Statements and the 1993 Financial Statements are based upon the information contained in the books and records of BERS and fairly present the financial condition of BERS as of the dates thereof and results of operations, changes in shareholders' equity and cash flows for the periods referred to therein.

          (b) The Shareholders have furnished UHS with copies of the audited balance sheet of BERS as of October 31, 1994 and 1995 and the related statements of income, shareholders' equity and cash flows for the year ended 1995 (the "Audited Financial Statements"). The Audited Financial Statements (i) are based upon the information contained in the books and records of BERS; (ii) fairly

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present the financial condition of BERS as of October 31, 1994 and 1995 and results of operations for the year ended October 31, 1995; and (iii) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis.

          3.5. No Subsidiaries. BERS does not own any stock, partnership interest, joint venture interest or any other security issued by any other corporation, organization or entity.

          3.6. Absence of Undisclosed Liabilities. All of the obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, and regardless of when asserted, including Taxes (as defined in Section 3.12)) with respect to or based upon transactions or events heretofore occurring ("Liabilities"), required to be reflected on the Latest Balance Sheet in accordance with generally accepted accounting principles have been so reflected. BERS has no Liabilities except (a) as reflected on the Latest Balance Sheet, (b) Liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business, none of which is a material uninsured liability, and (c) as otherwise disclosed on Schedule 3.6.

          3.7. No Material Adverse Changes. Except as set forth on Schedule 3.7, since the date of the Latest Balance Sheet, there has been no material adverse change in, and no event, occurrence or development in the business of BERS that, taken together with other events, occurrences and developments with respect to such business, has had, or would reasonably be expected to have, a material adverse effect on the business, operations or financial condition of BERS or the ability of the Shareholders to consummate the transactions contemplated hereby.

          3.8. Absence of Certain Developments. Except as set forth in the Latest Balance Sheet and the Latest Financial Statements or on Schedule 3.8, since May 31, 1996, BERS has not:

          (a) borrowed any amount or incurred or become subject to any liability in excess of $25,000 in the aggregate, except (i) current liabilities incurred in the ordinary course of business and (ii) liabilities under contracts entered into in the ordinary course of business;

          (b) mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any of its assets, except (i) liens for current property taxes not yet due and payable, (ii) temporary liens imposed by law for goods purchased by BERS and not yet paid for not exceeding $50,000 in the aggregate and (iii) liens incurred in the ordinary course of business not exceeding $25,000 in the aggregate;

          (c) discharged or satisfied any lien or encumbrance or paid any liability, in each case with a value in excess of $100,000, other than current liabilities paid in the ordinary course of business;

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          (d) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any tangible assets, or canceled any debts or claims, in each case, except in the ordinary course of business;

          (e) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets;

          (f) disclosed, to any person other than UHS and authorized representatives of UHS, any proprietary confidential information, other than pursuant to a confidentiality agreement prohibiting the use or further disclosure of such information, which agreement is set forth on Schedule 3.8 and is in full force and effect on the date hereof;

          (g) waived any rights of material value or suffered any extraordinary losses or adverse changes in collection loss experience, whether or not in the ordinary course of business or consistent with past practice;

          (h) declared or paid any dividends or other distributions with respect to any shares of BERS's capital stock or redeemed or purchased, directly or indirectly, any shares of BERS's capital stock or any options, except as permitted by Section 4.1(b)(iv);

          (i) issued, sold or transferred any of its equity securities, securities convertible into or exchangeable for its equity securities or warrants, options or other rights to acquire its equity securities, or any bonds or debt securities;

          (j) taken any other action or entered into any other transaction other than in the ordinary course of business and in accordance with past custom and practice, or entered into any transaction with any employee, officer, director, affiliate or shareholder, other than employment arrangements otherwise disclosed in this Agreement and the Schedules hereto, or the transactions contemplated by this Agreement;

          (k) suffered any material theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance;

          (l) made or granted any bonus or any wage, salary or compensation increase to any director, officer, employee or consultant or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement, or adopted any new employee benefit plan or arrangement or made any commitment or incurred any liability to any labor organization, except as permitted by Section 4.1(c);

          (m) made any single capital expenditure or commitment therefor in excess of $5,000;

          (n) made any loans or advances to, or guarantees for the benefit of, any persons;

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          (o) made charitable contributions or pledges which in the aggregate exceed $1,000;

          (p) made any change in accounting principles or practices from those utilized in the preparation of the Annual Financial Statements; or

          (q) agreed to do any of the foregoing.

          3.9. Rental Equipment; Inventory.

          (a) Schedule 3.9(a) contains a materially complete and accurate summary of BERS's pool of rental equipment as of June 30, 1996 (the "Rental Equipment"). Except as otherwise indicated on Schedule 3.9(a), the Rental Equipment (i) is of a quality and quantity usable and salable at BERS's normal profit levels, in each case, in the ordinary course of BERS's business, (ii) is not slow-moving as determined in accordance with past practices, obsolete or damaged and (iii) is merchantable and fit for its particular use. BERS has on hand or has ordered and expects timely delivery of such quantities of Rental Equipment as are reasonably required timely to fill current orders on hand which require delivery within 60 days and to maintain customer rentals at BERS's normal level of operations. As of the date of the Latest Balance Sheet, the values at which rental equipment of BERS is carried on the Latest Balance Sheet are in accordance with generally accepted accounting principles.

          (b) Schedule 3.9(b) contains a materially complete and accurate summary of BERS's inventory as of June 30, 1996 (the "Inventory"). Except as otherwise indicated on Schedule 3.9(a), the Inventory (i) is of a quality and quantity usable and salable at BERS's normal profit levels, in each case, in the ordinary course of BERS's business, (ii) is not slow-moving as determined in accordance with past practices, obsolete or damaged and (iii) is merchantable and fit for its particular use. BERS has on hand or has ordered and expects timely delivery of such quantities of inventory as are reasonably required timely to fill current orders on hand which require delivery within 60 days and to maintain shipment of products at its normal level of operations. As of the date of the Latest Balance Sheet, the values at which inventory of BERS is carried on the Latest Balance Sheet are in accordance with generally accepted accounting principles.

          3.10. Accounts Receivable. The accounts receivable reflected on the Latest Balance Sheet are valid receivables, are not subject to valid counterclaims or setoffs and are collectible in accordance with their terms, except to the extent of the bad debt reserve reflected on the Latest Balance Sheet or as otherwise described on Schedule 3.10.

          3.11.  Properties.

          (a) BERS does not own any real property. The real property demised by the leases (the "Leases") described in Schedule 3.11 constitutes all of the real property used or occupied by BERS (the "Real Property"). The Real Property has

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access, sufficient for the conduct of BERS's business as now conducted or as presently proposed to be conducted, to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas, as applicable, and such other utilities, as are required to be used in the operation of the business of BERS at that location.

          (b) The Leases are in full force and effect, and BERS holds a valid and existing leasehold interest under each of the Leases for the term set forth in Schedule 3.11. BERS has delivered to UHS complete and accurate copies of each of the Leases, and none of the Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to UHS. BERS is not in default, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default under any of the Leases; nor, to the best knowledge of BERS, is any other party to any of the Leases in default.

          (c) BERS owns good and marketable title to each of the tangible properties and tangible assets reflected on the Latest Balance Sheet or acquired since the date thereof, free and clear of all liens and encumbrances, except for
(i) liens for current taxes not yet due and payable, (ii) liens set forth on
Schedule 3.11, (iii) the properties subject to the Leases, (iv) assets disposed of since the date of the Latest Balance Sheet in the ordinary course of business, (v) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen, (vi) temporary liens imposed by law for goods purchased by BERS and not yet paid for not exceeding $50,000 in the aggregate and (vii) liens in respect of pledges or deposits under workers' compensation laws.

          (d) All of the buildings, machinery, equipment and other tangible assets necessary for the conduct of BERS's business are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. There are no defects in such assets or other conditions relating thereto which, in the aggregate, materially adversely affect the operation or value of such assets. BERS owns, or leases under valid leases, all buildings, machinery, equipment and other tangible assets necessary for the conduct of its business.

          (e) BERS is not in violation of any applicable zoning ordinance or other law, regulation or requirement relating to the operation of any properties used in the operation of its business; and none of BERS or the Shareholders have received any notice of any such violation, or of the existence of any condemnation proceeding with respect to any properties owned or leased by BERS.

          (f) None of BERS or the Shareholders has knowledge of improvements made or contemplated to be made by any public or private authority, the costs of which are to be assessed as special taxes or charges against any of the Real Property, and there are no present assessments.

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          3.12.  Tax Matters.

          (a) BERS has had a valid election to be treated as an S corporation under Section 1362 of the Internal Revenue Code of 1986, as amended (the "Code"), in effect for all taxable years, such election has not been revoked or otherwise terminated and no event has occurred which with a lapse of time would cause such election to be revoked or otherwise terminated. Except as disclosed in Schedule 3.17 with respect to employee benefit plans, BERS never has been a member of any affiliated, combined or unitary group for purposes of any Taxes (as hereinafter defined).

          (b) BERS has: (i) timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, schedules and statements ("Returns") required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction; (ii) timely and properly paid (or has had paid on its behalf) all Taxes shown to be due and payable on such Returns; (iii) established on its Latest Balance Sheet, in accordance with generally accepted accounting principles, reserves that are adequate for the payment of any Taxes not yet due and payable; (iv) complied with all applicable laws, rules and regulations relating to the withholding of Taxes and the payment thereof. All Returns filed by or on behalf of BERS are correct and complete. BERS has not requested any extension of time within which to file any Return, which Return has not since been filed. There are no liens for Taxes upon any assets of BERS, except liens for Taxes not yet due.

          (c) BERS has provided to UHS true and complete copies of all Returns filed by or on behalf of BERS for all periods ending on or after December 31, 1990.

          (d) No deficiency for any Taxes has been proposed, asserted or assessed against BERS that has not been resolved and paid in full. No waiver, extension or comparable consent given by BERS regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. Except as set forth on
Schedule 3.12, since December 31, 1990, there has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Returns, nor is any such Tax audit or other proceeding pending, nor is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns. BERS does not expect the assessment of any additional Taxes of BERS and is not aware of any unresolved questions, claims or disputes concerning the liability for Taxes of BERS which would exceed the estimated reserves established on its books and records.

          (e) BERS is not a party to any tax sharing agreement, contract or arrangement that would cause BERS to be obligated to pay any Tax obligation of any other person, except as contemplated in Section 4.1(b)(iv). BERS is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by BERS that are not

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deductible (in whole or in part) under Section 280G of the Code. No property of
BERS is being treated by BERS as being owned by another person under the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986) or is being treated by BERS as "tax-exempt use property" within the meaning of Section 168(h) of the Code. BERS has not engaged in any transaction that would result in a deemed election under Section 338(e) of the Code and will not engage in any such transaction within any applicable "consistency period" (as such term is defined in Section 338 of the Code). BERS has not filed any consent under Section 341(f) of the Code. BERS is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

          (f) For purposes of this Agreement, the term "Taxes" means all taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property (real or personal), or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon BERS.

          3.13.  Contracts and Commitments.

          (a) Except as set forth on Schedule 3.13, BERS (i) is not a party to any collective bargaining agreement or contract with any labor union, (ii) is not a party to any written or oral contract for the employment of any officer, individual employee or other person on a full-time or consulting basis, or relating to severance pay for any such person, (iii) is not a party to any (A) written or oral agreement or understanding to repurchase assets previously sold (or to indemnify or otherwise compensate the purchaser in respect of such assets) or (B) agreement for the sale of any capital asset, (iv) is not a party to any (A) contract or group of related contracts with the same party for the purchase, sale, rental or lease of products, equipment or services, under which the undelivered balance of such products, equipment or services under such contract has a price in excess of $5,000 for any individual contract or $15,000 for any group of related contracts in the aggregate, (B) other contract or group of related contracts with the same party continuing over a period of more than six months from the date or dates thereof, which is not entered into in the ordinary course of business and is either not terminable by it on 30 days' or less notice without penalty or involves more than $5,000 for any individual contract or $15,000 in the aggregate for any group of related contracts, or (C) other agreement material to the business of BERS which is not entered into in the ordinary course of business, (v) does not have any commitments for capital expenditures in excess of $5,000, (vi) is not a party to any confidentiality agreement or any agreement which prohibits BERS from freely engaging in business anywhere in the world, (vii) is not a party to any agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of BERS, (viii) has not guaranteed any obligation for borrowed money or otherwise and (ix) is not a party to any license agreement or agreement providing for the payment or receipt of

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royalties or other compensation by BERS in connection with the intellectual property rights listed on Schedule 3.22.

          (b) Except as disclosed on Schedule 3.13, (i) BERS has performed all obligations required to be performed by it prior to the date hereof in connection with the contracts or commitments set forth on Schedule 3.13, and BERS is not in receipt of any claim of default under any contract or commitment set forth on Schedule 3.13, except for any failures to perform, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of BERS; (ii) BERS has no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment set forth on Schedule 3.13; and (iii) to the best knowledge of BERS and the Shareholders, there has been no cancellation, breach or anticipated breach by any other party to any contract or commitment set forth on Schedule 3.13, except for any cancellation, breach or anticipated breach which would not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of BERS.

          (c) Prior to the date of this Agreement, UHS has been supplied with a true and correct copy of each written contract or commitment, and a written description of each oral contract or commitment, set forth on Schedule 3.13, together with all amendments, waivers or other changes thereto.

          3.14. Litigation. Except as set forth on Schedule 3.14, there are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of BERS and the Shareholders, threatened against BERS, at law or in equity, or before or by any federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. None of the matters set forth on Schedule 3.14, individually or in the aggregate, will have or could reasonably be expected to have a material adverse effect on the business, operations or financial condition of BERS.

          3.15. No Brokers or Finders. There are no claims for brokerage commissions, finders' fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement, based on any arrangement, understanding, commitment or agreement made by or on behalf of the Shareholders or BERS, obligating BERS or UHS to pay such claim.

          3.16. Employees. Except as set forth on Schedule 3.16, no officers or employees of BERS have announced their resignation, and, to the best knowledge of BERS and the Shareholders, no such resignations are anticipated except as set forth as Schedule 3.16. Except as set forth on Schedule 3.16, BERS has complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, non-discrimination and the payment of social security and other taxes, except where the failure to so comply would not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of BERS.

          3.17.  Employee Benefit Plans.

          (a) Definitions. For the purpose of this Section 3.17, "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the term "plan" means every plan, fund, contract, program and arrangement (whether written or not) which is maintained or contributed to by BERS for the benefit of present or former employees of BERS, including those intended to provide: (a) medical, surgical, health care, hospitalization, dental, vision, workers' compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA),
(b) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA), (c) bonus, incentive compensation, stock option, stock appreciation right, phantom stock or stock purchase benefits, or
(d) salary continuation, unemployment, supplemental unemployment, termination pay, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA).

          The term "plan" shall also include every such plan, fund, contract, program and arrangement: (a) which BERS has committed to implement, establish, adopt or contribute to in the future, (b) for which BERS is or may be financially liable as a result of the direct sponsor's affiliation to BERS or its owners (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the plan is not maintained by BERS for the benefit of its employees or former employees), (c) which is in the process of terminating (but such term does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement such that BERS has no present or potential liability with respect to such arrangement), or (d) for or with respect to which BERS is or may become liable under any common law successor doctrine, express successor liability provisions of law, provisions of a collective bargaining agreement, labor or employment law or agreement with a predecessor employer.

          (b) Disclosure of Plans and Other Information. Schedule 3.17 sets forth all plans by name and brief description identifying: (i) the type of plan,
(ii) the funding arrangements for the plan, (iii) the sponsorship of the plan, and (iv) the participating employers in the plan. Schedule 3.17 also sets forth the identity of each corporation, trade or business (separately for each category below that applies): (i) which is (or was during the preceding five years) under common control with BERS within the meaning of Section 414(b) or
(c) of the Code; (ii) which is (or was during the preceding five years) in an affiliated service group with BERS within the meaning of Section 414(m) of the Code; (iii) which is (or was during the preceding five years) the legal employer of persons providing services to BERS as leased employees within the meaning of
Section 414(n) of the Code; and (iv) with respect to which BERS is a successor employer for purposes of group health or other welfare plan continuation rights (including Section 601 et. seq. of ERISA) or the Family and Medical Leave Act.

          BERS has furnished UHS with true and complete copies of: (i) the most recent determination letter, if any, received by BERS from the Internal Revenue Service regarding each plan; (ii) the most recent financial statements and annual report or return, if any, for each plan; (iii) the most recent actuarial valuation reports, if any, for each plan; and (iv) all documents, trust agreements, insurance contracts, service agreements and all related contracts and documents (including any employee summaries and material employee communications) with respect to each plan.

          Schedule 3.17 identifies each employee of BERS who is: (i) absent from active employment due to short or long term disability; (ii) absent from active employment on a leave pursuant to the Family and Medical Leave Act or a comparable state law; (iii) absent from active employment on any other leave or approved absence; (iv) absent from active employment due to military service (under conditions that give the employee rights to re-employment); or (v) not an "at will" employee.

          With respect to continuation rights arising under federal or state law as applied to plans that are group health plans (as defined in Section 601 et. seq. of ERISA), Schedule 3.17 identifies: (i) each employee, former employee or qualifying beneficiary who has elected continuation; and (ii) each employee, former employee or qualifying beneficiary who has not elected continuation coverage but is still within the period in which such election may be made.

          (c) Compliance With Law. Except as disclosed on Schedule 3.17: (i) all plans intended to be tax qualified under Section 401(a) or Section 403(a) of the Code are so qualified; (ii) all trusts established in connection with plans which are intended to be tax exempt under Section 501(a) or (c) of the Code are so tax exempt; (iii) to the extent required either as a matter of law or to obtain the intended tax treatment and tax benefits, all plans comply in all material respects with the requirements of ERISA and the Code; (iv) all plans have been administered in accordance with the documents and instruments governing the plans; (v) all reports and filings with governmental agencies (including but not limited to the Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation and the Securities and Exchange Commission) required in connection with each plan have been timely made; (vi) all material disclosures and notices required by law or plan provisions to be given to participants and beneficiaries in connection with each plan have been properly and timely made; and (vii) BERS has made a good faith effort to comply with the reporting and taxation requirements for FICA taxes with respect to any deferred compensation arrangements under Section 3121(v) of the Code. For purposes of this Section 3.17(c), any failure to comply with the requirements of ERISA or the Code resulting in a fine or penalty shall be deemed to be "material."

          (d) Funding. Except as disclosed on Schedule 3.17: (i) all contributions, premium payments and other payments required to be made in connection with the plans as of the date of this Agreement have been made; (ii) proper accrual has been made on the books of BERS for all contributions, premium payments and other payments due in the current fiscal year but not made as of the date of this Agreement; (iii) no contribution, premium payment or other payment has been made in support of any plan that is in excess of the allowable deduction for federal income tax purposes for the year with respect to which the contribution was made (whether under Section 162, Section 280G, Section 404, Section 419, Section 419A of the Code or otherwise); and (iv) with respect to each plan that is subject to Section 301 et. seq. of ERISA or Section 412 of the Code, BERS is not liable for any accumulated funding deficiency as that term is defined in Section 412 of the Code and the projected benefit obligations as of the most recent date as of which they were determined do not exceed the assets of the plan.

          (e) Absence of Certain Claims.  Except as disclosed on Schedule 3.17:
(i) no action, suit, charge, complaint, proceeding, hearing, investigation or claim is pending with regard to any plan other than routine uncontested claims for benefits; (ii) the consummation of the transactions contemplated by this Agreement will not cause any plan to increase benefits payable to any participant or beneficiary; (iii) the consummation of the transactions contemplated by this Agreement will not: (A) entitle any current or former employee of BERS to severance pay, unemployment compensation or any other payment, benefit or award, or (B) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee; (iv) no plan is currently under examination or audit by the Department of Labor, the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the Securities and Exchange Commission; (v) BERS has no actual or potential liability arising under Title IV of ERISA as a result of any plan that has terminated or is in the process of terminating; (vi) BERS has no actual or potential liability under section 4201 et. seq. of ERISA for either a complete withdrawal or a partial withdrawal from a multiemployer plan; and (vii) with respect to the plans, BERS has no liability (either directly or as a result of indemnification) for (and the transaction contemplated by this Agreement will not cause any liability for): (A) any excise taxes under section 4971 through section 4980B, section 4999, section 5000 or any other section of the Code, or
(B) any penalty under section 502(i), section 502(l), Part 6 of Title I or any other provision of ERISA, or (C) any excise taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA or any other applicable law.

          (f) Post-Separation Benefits.  Except as disclosed on Schedule 3.17:
(i) all accruals required under FAS 106 have been properly accrued on the financial statements of BERS; (ii) no condition, agreement or plan provision limits the right of BERS to amend, cut back or terminate any plan (except to the extent such limitation arises under ERISA); and (iii) BERS has no liability for life insurance, death or medical benefits after separation from employment other than: (A) death benefits under the plans identified on Schedule 3.17, or (B) health care continuation benefits described in section 4980B of the Code.

          3.18. Insurance. Schedule 3.18 lists each insurance policy maintained by BERS with respect to its properties and assets. Prior to the date hereof, the Shareholders have delivered to UHS complete and accurate copies of each of the insurance policies described on Schedule 3.18. All such insurance policies are in full force and effect, and BERS is not in default with respect to its obligations under any of such insurance policies.

          3.19. Affiliate Transactions. Except as set forth on Schedule 3.19 and other than as described in or contemplated by this Agreement and the Schedules hereto, no officer, director or employee of BERS or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively "insiders"), has any agreement with BERS (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of BERS (other than ownership of capital stock of BERS). None of the insiders has any direct or indirect interest in any competitor, supplier or customer of BERS or in any person, firm or entity from whom or to whom BERS leases any property, or in any other person, firm or entity with whom BERS transacts business of any nature. For purposes of this Section 3.19, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children, siblings, mothers-and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such officer, director or employee.

          3.20.  Compliance with Laws; Permits.   BERS has complied in all
respects with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof which affect the business or any leased properties of BERS and to which BERS may be subject (including, without limitation, any state or federal acts (including rules and regulations thereunder) regulating or otherwise affecting, equal employment opportunity, employee health and safety or the environment), except where the failure to so comply would not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of BERS or the Shareholders' ability to consummate the transactions contemplated hereby; and no claims have been filed by any such governments or agencies against BERS alleging such a violation of any such law or regulation which have not been resolved to the satisfaction of such governments or agencies. BERS is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to UHS after it acquires the Shares. BERS holds all of the permits, licenses, certificates and other authorizations of foreign, federal, state and local governmental agencies required for the conduct of its business, except where failure to obtain such authorizations would not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of BERS, or the ability of the Shareholders to consummate the transactions contemplated hereby. BERS has not made or agreed to make gifts of money, other property or similar benefits (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee or any other person in a position to assist or hinder BERS in connection with any actual or proposed transaction.

          3.21.  Environmental Matters.

          (a) As used in this Section 3.21, the following terms shall have the following meanings:

               (i) "Hazardous Materials" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any federal, state or local law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject BERS to any imposition of costs or liability under any Environmental Law.

               (ii) "Environmental Laws" means all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of the environment (including, without limitation, all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to Hazardous Materials in effect as of the date of this Agreement).

               (iii) "Release" shall mean the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

          (b) BERS and the Real Property are in material compliance with all applicable Environmental Laws.

          (c) BERS has obtained, and maintained in full force and effect, all environmental permits, licenses, certificates of compliance, approvals and other authorizations necessary to conduct its business and use or occupy the Real Property (collectively, the "Environmental Permits"). A copy of each such Environmental Permit shall be provided by BERS to UHS at least 14 days prior to the Closing. BERS has conducted its business in compliance with all terms and conditions of the Environmental Permits. BERS has filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Laws.

          (d) Except as set forth in Schedule 3.21, to the best knowledge of each of the Shareholders: (i) no Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited, stored, or released on, under or about any part of BERS or the Real Property, (ii) BERS and the Real Property and any improvements thereon, contain no asbestos, urea, formaldehyde, radon at levels above natural background, polychlorinated biphenyls (PCBs) or pesticides, and (iii) no aboveground or underground storage tanks are located on, under or about the Real Property, or have been located on, under or about the Real Property and then subsequently been removed or filled. If any such storage tanks exist on, under or about the Real Property, such storage tanks have been duly registered with all appropriate governmental entities and are otherwise in compliance with all applicable Environmental Laws.

          (e) Except as set forth in Schedule 3.21, BERS has not received notice alleging in any manner that BERS is, or might be potentially responsible for any Release of Hazardous Materials, or any costs arising under or violation of Environmental Laws.

          (f) No expenditure will be required in order for UHS to comply with any Environmental Laws in effect at the time of the Closing in connection with the operation or continued operation of the business of BERS or the Real Property in a manner consistent with the current operation thereof by BERS.

          (g) BERS and the Real Property are not and have not been listed on the United States Environmental Protection Agency National Priorities List of Hazardous Waste Sites, or any other list, schedule, law, inventory or record of hazardous or solid waste sites maintained by any federal, state or local agency.

          (h) BERS has disclosed and delivered to UHS all environmental reports and investigations which BERS or the Shareholders have obtained or ordered with respect to the business of BERS and the Real Property.

          (i) To the best knowledge of each of the Shareholders, no part of the business of BERS or the Real Property have been used as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products.

          (j) No lien has been attached or filed against BERS or the Real Property in favor of any governmental or private entity for (i) any liability or imposition of costs under or violation of any applicable Environmental Law; or
(ii) any Release of Hazardous Materials.

          (k) The Shareholders on behalf of themselves and their respective successors and assigns, hereby waive, release and agree not to bring any claim, demand, cause of action or proceeding, including without limitation any cost recovery action, against UHS under any Environmental Law.

          3.22.  Intellectual Property Rights; Software.

          (a) BERS has not received any notice of any infringement, misappropriation or violation by BERS of any intellectual property rights (including, without limitation), patents, patent applications, trademarks, service marks, trade names, corporate names, copyrights, mask works, trade secrets and know-how of any third parties and BERS has not infringed, misappropriated or otherwise violated any such intellectual property rights; and no infringement, illicit copying, misappropriation or violation has occurred or will occur with respect to the conduct of BERS's business as now conducted or solely as a result of the transaction contemplated by this Agreement.

          (b) Except for the J.D. Edwards software, BERS owns or licenses under valid license agreements all of the software required by BERS for the operation of its business as now conducted or solely as a result of the transaction contemplated by this Agreement.

          3.23. Customers and Suppliers. Schedule 3.23 lists the 10 largest customers and seven largest suppliers of BERS for the fiscal year ended October 31, 1995 and for the seven-month period ended May 31, 1996 and sets forth opposite the name of each such customer or supplier the approximate percentage of rental revenues by BERS attributable to such customer or supplier for each such period. Except as set forth on Schedule 3.7 and Schedule 3.23, since the Balance Sheet Date, no customer or supplier listed on Schedule 3.23 has indicated that it will stop or decrease the rate of business done with BERS except for changes in the ordinary course of BERS's business.

          3.24. Officers and Directors; Bank Accounts. Schedule 3.24 lists all officers and directors of BERS and all of BERS's bank accounts (designating each authorized signer).

          3.25. Disclosure. The representations and warranties of BERS and the Shareholders contained in this Agreement are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact known to BERS or the Shareholders which has not been disclosed to UHS pursuant to this Agreement and the Schedules hereto which would have or would reasonably be expected to have a material adverse effect on the business, operations or financial condition of BERS or the ability of the Shareholders to consummate the transactions contemplated hereby.

          3.26.  338(h)(10) Election Availability.

          There is no limitation on the ability of the Shareholders to make the election under Section 338(h)(10) of the Code referred to in Section 5.12.

                                   ARTICLE 4

                    CONDUCT OF BUSINESS PENDING THE CLOSING

          4.1. Conduct of Business. From the date of this Agreement to the Closing Date, unless UHS shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including this Section 4.1:

          (a) the business of BERS shall be conducted only in, and the Shareholders shall cause BERS not take any action except in, the ordinary course, on an arms-length basis and in accordance, in all material respects, with all applicable laws, rules and regulations and past practices;

          (b) the Shareholders shall cause BERS not to, directly or indirectly,
(i) amend or propose to amend its Charter or Bylaws; (ii) issue or sell any of its equity securities, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, or any bonds or other securities; (iii) redeem, purchase, acquire or offer to acquire, directly or indirectly, any shares of capital stock of or any other ownership interest in BERS; (iv) split, combine or reclassify any outstanding shares of capital stock of BERS, or declare, set aside or pay any dividend or other distribution payable in cash, property or otherwise with respect to shares of capital stock of BERS, provided that BERS may make (A) quarterly tax distributions to the Shareholders at the times and in the amounts consistent with past practices and (B) a pro rata tax distribution to the Shareholders in an amount consistent with past practices with respect to the period commencing on the day following the last day of the period for which the most recent regular quarterly tax dividend has been paid and ending on the Closing Date; (v) borrow any amount or incur or become subject to any material liability, except liabilities incurred in the ordinary course of business; (vi) discharge or satisfy any material lien or encumbrance on the properties or assets of BERS or pay any material liability, except otherwise in the ordinary course of business, (vii) sell, assign, transfer, mortgage, pledge or subject to any lien or other encumbrance any of its assets, except (A) in the ordinary course of business, (B) liens and encumbrances for current property taxes not yet due and payable and (C) liens and encumbrances which do not materially affect the value of, or interfere with the past or future use or ability to convey, the property subject thereto or affected thereby; (viii) cancel any material debt or claims or waive any rights of material value, except in the ordinary course of business; (ix) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, or assets that are material to BERS; (x) other than as set forth on Schedule 3.10, make any single or group of related capital expenditures or commitments therefor in excess of $5,000; or (xi) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 4.1(b);

          (c) the Shareholders shall cause BERS not to, directly or indirectly, enter into or modify any employment, severance or similar agreement or arrangement with, or grant any bonuses, wage, salary or compensation increases, or severance or termination pay to, or promote, any director, officer, employee, group of employees or consultant or hire any employee, provided that BERS may make or grant bonuses not to exceed $200,000 in the aggregate to employees or consultants of BERS;

          (d) except as required by law or contemplated by this Agreement, the Shareholders shall cause BERS not to adopt or amend any bonus, profit sharing, stock option, pension, retirement, deferred compensation, or other employee benefit plan, trust, fund, contract or arrangement for the benefit or welfare of any employees;

          (e) the Shareholders shall cause BERS to use commercially reasonable efforts to cause its current insurance policies not to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage substantially equal to the coverage under the canceled, terminated or lapsed policies are in full force and effect;

          (f) the Shareholders shall cause BERS not to enter into any settlement or similar agreement with respect to, or take any other significant action with respect to the conduct of, any action, suit, proceeding, order or investigation which is set forth on Schedule 3.14 or to which BERS becomes a party after the date of this Agreement;

          (g) the Shareholders shall cause BERS to use commercially reasonable efforts to preserve intact in all material respects its business organization and goodwill and to keep available the services of its officers and employees as a group and preserve intact material agreements and credit facilities, and the Shareholders shall confer on a regular and frequent basis with representatives of UHS, as reasonably requested by UHS, to report on operational matters and the general status of ongoing operations of BERS;

          (h) with respect to properties leased by BERS, the Shareholders shall cause BERS not to enter into, renew, exercise an option to extend, cancel or surrender any lease of real property nor allow any such lease to lapse, without the consent of UHS, except as contemplated by Section 6.3(j);

          (i) the Shareholders shall cause BERS not to incur any Debt, except as reflected on the Closing Statement of Debt; and

          (j) the Shareholders shall cause BERS not to agree to do any of the foregoing.

                                   ARTICLE 5

                      ADDITIONAL COVENANTS AND AGREEMENTS

          5.1. Filings and Approvals. As promptly as practicable after the execution of this Agreement, each party shall make or cause to be made all filings and submissions under any laws or regulations applicable to BERS or UHS for the consummation of the transactions contemplated herein. The Shareholders will, and shall cause BERS to, coordinate and cooperate with UHS in exchanging such information, will not make any such filing without providing UHS a final copy thereof for its review and consent at least two full business days in advance of the proposed filing and will provide such reasonable assistance as UHS may request in connection with all of the foregoing. Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

          5.2. Cooperation. The Shareholders shall cause the representatives of BERS to confer on a regular and frequent basis with representatives of UHS to report operational matters and the general status of ongoing operations. The Shareholders shall cause BERS not to intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at the Closing.

          5.3. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

          5.4. No Negotiations, etc. The Shareholders will not, and will cause BERS and BERS's officers, directors, employees, agents and affiliates, not to, directly or indirectly, solicit, authorize, initiate or encourage submission of, any proposal, offer, tender offer or exchange offer from any person or entity (including any of its or their trustees, officers or employees) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets or deposits of, or any equity interest in, BERS, or other similar transaction or business combination involving BERS or participate in any negotiations in connection with or in furtherance of any of the foregoing or permit any person other than UHS and its representatives to have any access to the facilities of, or furnish to any person other than UHS and its representatives any non-public information with respect to, BERS, in connection with or in furtherance of any of the foregoing. The Shareholders shall promptly notify UHS if any such proposal or offer, or any inquiry from or contact with any person with respect thereto, is made, and shall promptly provide UHS with such information regarding such proposal, offer, inquiry or contact as UHS may request.

          5.5. Notification of Certain Matters. Each party shall give prompt notice to the other parties of (a) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be materially untrue or inaccurate when made, at the Closing Date or at any time prior to the Closing Date and (b) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

          5.6. Access to Information; Confidentiality.

          (a) The Shareholders shall cause BERS to permit UHS full access on reasonable notice and at reasonable hours to its properties and shall disclose and make available (together with the right to copy) to UHS and to the internal auditors, loan review officers, employees, attorneys, accountants and other representatives of UHS all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of BERS, including, without limitation, all books of account (including, without limitation, the general ledgers), tax records, minute books of directors' and shareholders' meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files (including, without limitation, legal research memoranda), documents relating to assets and title thereto (including, without limitation, abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to the real and personal property), plans affecting employees, securities transfer records and shareholder lists, and any books, papers and records relating to other assets, business activities or prospects in which UHS may have a reasonable interest, including, without limitation, its interest in planning for integration and transition with respect to the business of BERS; provided, however, that the foregoing rights granted to UHS shall, whether or not and regardless of the extent to which the same are exercised, in no way affect the nature or scope of the representations, warranties and covenants of the Shareholders set forth herein. In addition the Shareholders shall cause BERS to instruct its officers, employees, counsel and accountants to be available for, and respond to any questions of, such UHS representatives at reasonable hours and with reasonable notice by UHS to such individuals, and to cooperate fully with UHS in planning for the integration of the business of BERS with the business of UHS and its affiliates.

          (b) All information furnished by the Shareholders or BERS pursuant hereto shall be treated as the sole property of the Shareholders and BERS until the Closing Date, and, if the Closing Date shall not occur, UHS shall return to the Shareholders, or destroy, all documents or other materials (including copies thereof) containing, reflecting or referring to such information. In addition, UHS shall keep confidential all such information and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall not apply to (i) any information which (A) was already in UHS's possession prior to the disclosure thereof to UHS by the Shareholders or BERS, (B) was then generally known to the public, (C) became known to the public through no fault of UHS or its representatives or (D) was disclosed to UHS by a third party not bound by an obligation of confidentiality or (ii) disclosures required by law, governmental or regulatory authority.

          (c) UHS shall cause BERS to make available to the Shareholders on reasonable notice and at reasonable hours such books, papers and records relating to the assets, properties and tax liabilities of BERS as may be required in connection with any audit of the Shareholders by any taxing authority or the preparation by the shareholders of tax returns in connection with periods ending on or prior to the Closing Date or in preparation for litigation, if any, related to the ownership of BERS by the Shareholders.

          5.7. Tax Matters. The Shareholders shall and shall cause BERS to: (a) file all Returns with respect to any Taxes which, pursuant to applicable law, must be filed prior to the Closing Date and pay all Taxes shown to be due and payable on such Returns; (b) provide copies of any such Returns to UHS promptly upon filing thereof; (c) not make any Tax election or take any other discretionary position with respect to Taxes affecting BERS without prior consultation with and consent of UHS; (d) not amend any Return; and (e) not revoke BERS's election to be treated as an S corporation or take any action which would cause such election to be revoked or otherwise terminated.

          5.8. Employee Matters.

          (a) Douglass Medical, Inc. Group Health, Dental, Life, Accidental Death & Dismemberment Plan. The Douglass Medical, Inc. Group Health, Dental, Life, Accidental Death & Dismemberment Plan ("DMI Welfare Plan") shall have obligations for all claims incurred by BERS employees or their dependents on or before August 31, 1996. Such date may be extended by mutual agreement between UHS and the Shareholders. The DMI Welfare Plan shall have both federal and state law continuation obligations, if any, for all BERS employees with qualifying events on or before the Closing Date.

          (b) Douglass Medical, Inc. 401(k) Plan. UHS shall designate or establish no later than December 31, 1996, a qualified retirement plan (the "Transferee Plan") to receive a transfer of the accrued benefit of each employee of BERS who is participating in the Douglass Medical, Inc. 401(k) Plan as of the Closing Date (the "Eligible BERS Employees"). The Shareholders will cause the Plan Administrator of the Douglass Medical, Inc. 401(k) Plan to transfer assets to the trustee of the Transferee Plan for the benefit of the Eligible BERS Employees. Such transfer of assets shall commence as soon as administratively feasible after the Closing Date.

          (c) Limitation on Enforcement. This Section 5.8 is an agreement solely among BERS, the Shareholders and UHS. Nothing in this Section 5.8, whether express or implied, confers upon any employee of BERS, UHS or any other person, any rights or remedies, including, but not limited to: (i) any right to employment or recall, (ii) any right to continued employment for any specified period or (iii) any right to claim any particular compensation, benefit or aggregate of benefits, of any kind or nature whatsoever.

          5.9. Completion of Audit; Payment of Audit Costs; Delivery of Closing Statement of Debt.

          (a) After the Closing Date, UHS shall cause to be prepared and furnished to UHS and BERS a balance sheet of BERS as of July 31, 1996 and the related statements of income, shareholders' equity and cash flows for the nine-month period then ended, which financial statements shall be audited by Batchelor, Tillery & Roberts LLP and shall be satisfactory to UHS (the "1996 Audited Financial Statements"). The Shareholders shall be responsible for any fees and expenses of Batchelor, Tillery & Roberts LLP in connection with the preparation, completion and delivery of the 1996 Audited Financial Statements in excess of $15,000 (the "Excess 1996 Audit Costs"), and the Shareholders shall pay to UHS upon UHS written demand to the Shareholders' Representative the amount of any such Excess 1996 Audit Costs.

          (b) On the Closing Date, the Shareholders shall cause BERS to deliver a statement of all existing Debt as of the Closing Date (the "Closing Statement of Debt"). The Closing Statement of Debt shall fairly present the amount of Debt of BERS as of the Closing Date, and BERS shall have no Debt except as reflected on the Closing Statement of Debt.

          5.10. Delivery of Updated Rental Equipment Listing. On the Closing Date, the Shareholders shall deliver to UHS a materially complete and accurate summary of BERS's pool of rental equipment as of the Closing Date. Unless otherwise specified on such summary, the rental equipment reflected on such summary shall be of a quality and quantity usable and salable at BERS's normal profit levels, in each case, in the ordinary course of BERS's business, shall be merchantable and fit for its particular use and shall not be obsolete or damaged.

          5.11.  Indemnification of UHS.

          (a) Subject to the limitations set forth in this Section 5.11(a), the Shareholders agree to indemnify UHS and hold it harmless against any loss, liability, Tax (including interest and penalties), damage or expense (including reasonable legal expenses and costs) or any assertion thereof, whether or not matured, contingent or prospective in nature ("Losses") which UHS may suffer, sustain or become subject to as a result of or arising out of (i) any representation or warranty by the Shareholders or BERS in or in connection with this Agreement or any Schedule hereto that is not true and correct as of the date made, (ii) any breach of any covenant or agreement of BERS or the Shareholders contained in this Agreement or any other agreement entered into by BERS or the Shareholders in connection with this Agreement and (iii) acts or omissions of the Shareholders' Representative. Indemnification payments required by this Section 5.11(a) shall be made net of tax effect (as determined in accordance with Section 5.11(b)) and only after, and to the extent that, the total amount of all Losses suffered or sustained by UHS (determined on a pre-tax basis and in accordance with the provisions of this Section 5.11(a)) exceeds $150,000 (the "Deductible"), except for (w) any claim for indemnification pursuant to Section 5.11(a)(ii) hereof arising out of the covenants of the Shareholders contained in Section 5.9(b) or Section 5.12 hereof, (x) any claim for indemnification for any Excess 1996 Audit Costs, (y) any acts or omissions of the Shareholders' Representative and (z) any willful breaches of any covenant or agreement of the Shareholders, which in each such case shall not be subject to the Deductible. The aggregate Losses indemnified pursuant to this Section 5.11(a) shall not, however, exceed $1.4 million (the "Maximum Indemnity Amount"). No claim shall be made for indemnification pursuant to this Section 5.11(a) unless notice of the substance of such claim is given by UHS to the Shareholders on or prior to the first anniversary of the Closing Date. The Shareholders' obligation to indemnify UHS pursuant to this Section 5.11(a) shall be satisfied solely from the escrow fund established as provided in Section 5.11(d). Notwithstanding any provision herein to the contrary, the Shareholders shall not be liable for, and "Losses" shall not include, claims for: (i) accounts receivable credits (i.e. overpayments by customers) up to $30,000, (ii) obsolete inventory up to $9,447 and (iii) unreported or past due property taxes up to $39,000.

          (b) Any amount payable to UHS pursuant to this Section 5.11 shall include interest on any payment actually made by UHS in respect of Losses at a rate equal to the then applicable rate quoted by First Bank National Association for six-month certificates of deposit (adjusted for reserve requirements and FDIC insurance) from the date of such payment to the date of the indemnification payment; provided, however, that in no event will the aggregate of all Losses, including interest, indemnified pursuant to this Section 5.11 exceed the Maximum Indemnity Amount. Any amount payable to UHS pursuant to this Section 5.11 shall take into account any allowable tax benefits attributable to the Losses which gave rise to indemnification amounts received pursuant to this Section 5.11 and shall also take into account any increased tax liability of UHS as a result of inclusion in income of any part of such indemnification payments; provided, that UHS shall whenever possible treat the receipt of such payments as a reduction of purchase price. For purposes of determining the amount of any tax benefit or detriment pursuant to the previous sentence, the marginal combined federal and state income tax rate of UHS shall be deemed to be forty-two percent (42%).

          (c) The following procedures will apply to all claims for indemnity hereunder. UHS will give the Shareholders' Representative written notice of any claim for indemnification pursuant to this Section 5.11 within 30 days after UHS receives notice, or becomes aware of, an event giving rise to such claim for indemnification and UHS will give copies to the Shareholders' Representative of all information and documents relating to such claim that are received by UHS within 20 days after UHS' receipt thereof; provided, however, that the failure of UHS to give notice or deliver copies of information or documents within the specified time periods shall not limit UHS's right to claim indemnification pursuant to this Section 5.11 except to the extent that the Shareholders' Representative can demonstrate that the Shareholders were actually damaged by the failure to give notice or provide information or documents within the specified time periods and except that no claim may be made for indemnification pursuant to Section 5.11(a) unless notice of the substance of such claim is given by UHS to the Shareholders' Representative on or prior to the first anniversary of the Closing Date. The Shareholders' Representative will have the right to defend any action, proceeding, claim, demand or assessment giving rise to claim for indemnification pursuant to this Section 5.11, and to select counsel for any third party claim, which counsel shall be reasonably satisfactory to UHS, all at the sole cost and expense of the Shareholders; provided, however, that UHS will be allowed, at its expense, to participate in such defense; provided, further, that no settlement shall be entered into without the approval of UHS. Notice of the Shareholders' Representative's intention to so defend any such action, proceeding, claim, demand or assessment shall be given to UHS within 20 days after UHS shall have notified the Shareholders' Representative of the claim (but in all events at least five business days prior to the date that an answer or other response is due to be filed or made), which notice shall contain an acknowledgement in writing by the Shareholders of the obligation to indemnify UHS with respect to such claim pursuant to this Section 5.11.

          (d) On the Closing Date, UHS shall deliver $1,325,000 million of the Purchase Price to an escrow agent (the "Escrow Agent") selected by the Shareholders with the consent of UHS, to fund the indemnification obligations described in this Section 5.11, as provided in Section 1.2. Such funds shall be held in an account by the Escrow Agent pursuant to an escrow agreement substantially in the form attached hereto as Exhibit A, among UHS, the Shareholders and the Escrow Agent, to be executed on and dated as of the Closing Date.

          5.12. Section 338(h)(10) Election. The Shareholders and UHS agree to make or cause to be made a timely, effective and irrevocable election under
Section 338(h)(10) of the Code, in form and substance satisfactory to UHS and the Shareholders, with respect to BERS and to file such election in the manner required by applicable rules and regulations promulgated under the Code ("Treasury Regulations"). The Shareholders and UHS, jointly, will make such other similar elections as may be necessary for state income tax purposes, and for purposes of this Agreement, the term "election" shall be deemed to include any such state income tax elections. The Shareholders and UHS agree that the "Aggregate Deemed Sale Price" (as defined under applicable Treasury Regulations) shall be allocated to be assets of BERS as set forth on Schedule 5.12. UHS shall prepare for filing all of the tax returns, information returns and statements ("Reports") that may be required pursuant to Section 338(h)(10) of the Code, and the Shareholders shall execute such Reports as of the Closing Date. The Shareholders shall provide information that may be required by UHS for the purpose of preparing such Reports, shall execute and file such Reports as reasonably requested by UHS and shall file all other returns and tax information on a basis that is consistent with such Reports. The Shareholders and UHS agree that any Tax liability arising out of or in any way attributable to the foregoing election pursuant to Section 338(h)(10) of the Code (and the allocation set forth on Schedule 5.12) shall be for the sole account of the Shareholders.

          5.13. Cooperation on Insurance Matters. The Shareholders agree reasonably to cooperate, and to cause Douglass Medical, Inc. ("DMI") reasonably to cooperate, in any effort by UHS or BERS following the Closing Date to recover under the insurance policies referred to in Section 3.18 for losses relating to occurrences prior to the Closing Date.


                                   ARTICLE 6

                                   CONDITIONS

          6.1. Conditions to Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) Approvals. All required regulatory and other approvals for the consummation of the transactions contemplated hereby shall have been obtained. None of such approvals shall contain any conditions or restrictions that UHS reasonably believes will materially restrict or limit the business or activities of UHS or BERS or have a material adverse effect on, or would be reasonably likely to have a material adverse effect on, the business, operations or financial condition of UHS, on the one hand, and BERS, on the other hand.

          (b) No Injunction. No injunction or other order entered by a state or federal court of competent jurisdiction shall have been issued and remain in effect which would impair the consummation of the transactions contemplated hereby.

          (c) No Prohibitive Change of Law. There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would materially impair the consummation of the transactions contemplated hereby.

          (d) No Termination. No party hereto shall have terminated this Agreement as permitted herein.

          6.2. Additional Conditions to Obligations of the Shareholders. The obligations of the Shareholders to consummate the transactions contemplated hereby in accordance with the terms of this Agreement are also subject to the following conditions:

          (a) Representations and Compliance. The representations and warranties of UHS set forth in Article 2 shall have been true and correct as of the date hereof, and shall be true and correct as of the Closing Date as if made at and as of the Closing Date, except where the failure to be true and correct would not have, or would not reasonably be expected to have, a material adverse effect on the business, operations or financial condition of UHS; and UHS shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Closing Date.

          (b) UHS Officer's Certificate. UHS shall have furnished to the Shareholders a certificate of the Vice President of Finance and Chief Financial Officer of UHS, dated as of the Closing Date, in which such officer shall certify that he has no reason to believe that the conditions set forth in Section 6.2(a) have not been fulfilled.

          6.3. Additional Conditions to Obligations of UHS. The obligation of UHS to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the following conditions:

          (a) Representations and Compliance. The representations and warranties of the Shareholders in this Agreement shall have been true and correct as of the date hereof, and such representations and warranties shall be true and correct as of the Closing Date as if made at and as of the Closing Date, except where the failure to be true and correct would not have, or would not reasonably be expected to have, a material adverse effect on the business, operations or financial condition of BERS; and the Shareholders shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Closing Date.

          (b) Closing Documents. The Shareholders shall have furnished to UHS all of the following:

               (i) the minute books, stock transfer records, corporate seal and other materials related to BERS's corporate administration;

               (ii) resignations (effective as of the Closing Date) from such of BERS's officers as UHS shall have requested and all members of the BERS's Board of Directors;

               (iii) a copy of the Charter of BERS, certified by the Secretary of State of the State of North Carolina and Certificates of Good Standing from the Secretaries of State of the States of Maryland, North Carolina, South Carolina and Virginia evidencing the good standing of BERS in each such jurisdiction; and

               (iv) such other certificates, documents and instruments as UHS reasonably requests related to the transactions contemplated hereby.

          (c) Adverse Proceedings. There shall not be threatened, instituted or pending any action or proceeding before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly to restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with the transactions contemplated hereby, (ii) seeking to prohibit direct or indirect ownership or operation by UHS of all or a material portion of the business or assets of BERS or of UHS, or to compel UHS or BERS to dispose of or to hold separately all or a material portion of the business or assets of UHS or of BERS, as a result of the transactions contemplated hereby, or (iii) seeking to require direct or indirect divestiture by UHS of any of its business or assets or of the business or assets of BERS.

          (d) Governmental Action. There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or other court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 6.3(c).

          (e) Failure to Disclose. UHS shall not have discovered any fact or circumstance existing as of the date of this Agreement which has not been disclosed to UHS, as of the date of this Agreement, in this Agreement, any Schedule hereto, or any document specifically required to be furnished to UHS hereunder, regarding BERS which would, individually or in the aggregate with other such facts and circumstances, (i) materially impair the consummation of the transactions contemplated by this Agreement, or (ii) have a material adverse effect on the business, operations or financial condition of BERS.

          (f) Material Adverse Change. Since the date of this Agreement, there shall have been no material adverse change in, and no event, occurrence or development in the business of BERS that, taken together with other events, occurrences and developments with respect to such business, would have or would reasonably be expected to have a material adverse effect on, the business, operations or financial condition of BERS.

          (g) BERS Common Stock. As of the Closing Date, all issued and outstanding shares of BERS Common Stock will be free and clear of any lien, pledge, security interest, encumbrance or charge of any kind.

          (h) Agreement with James Molidor. Prior to or as of the Closing Date, UHS shall have entered into an agreement with James Molidor satisfactory to UHS with respect to Mr. Molidor's services to BERS for a period of one year following the Acquisition and his noncompetition covenant which agreement shall be substantially in the form of Exhibit B hereto.

          (i) Closing Statement of Debt. BERS shall have delivered to UHS the Closing Statement of Debt which shall meet the requirements of Section 5.9.

          (j) Lease Amendment. The lease for the Raleigh, North Carolina office of BERS shall have been amended to provide for a remaining lease term of one year following the Closing Date for total cost to BERS of $137,000.

          (k) Services Agreement. BERS and DMI shall have entered into an agreement (the "Corporate Services Agreement") providing for the continuation for a period of one year of the services currently provided to BERS by DMI substantially in the form of Exhibit C hereto.

                                   ARTICLE 7

                       TERMINATION, AMENDMENT AND WAIVER

          7.1. Termination. This Agreement may be terminated prior to the Closing Date:

          (a) by mutual consent of UHS and the Shareholders;

          (b) by either UHS or the Shareholders, if any of the conditions to such party's obligation to consummate the transactions contemplated in this Agreement shall have become impossible to satisfy; or

          (c) by either UHS or the Shareholders if the Closing Date is not on or before September 30, 1996 (unless the failure to consummate the transactions contemplated hereby by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement in breach of such party's obligations under this Agreement).

          A party desiring to terminate this Agreement shall give written notice of such termination and the reasons therefor to the other party.

          7.2. Effect of Termination. If this Agreement is terminated as permitted by Section 7.1, such termination shall be without liability or obligation of either party (or any shareholder, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement, except as may be otherwise provided in law or in equity and except that the covenants contained in Sections 5.4 and 5.6(b) hereof shall survive such termination.

          7.3. Amendment. This Agreement may not be amended except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

          7.4. Waiver. At any time prior to the Closing Date, either UHS or the Shareholders may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for such party's benefit.

                                   ARTICLE 8

                            COVENANT NOT TO COMPETE

          8.1. Covenant Not to Compete. The Shareholders hereby agree that, for a period of two years after the Effective Date, they will not, without the prior written consent of UHS, engage in the medical equipment rental or leasing business within a 200--mile radius of the main office and each of the regional offices of BERS or UHS.

          This covenant not to compete shall not prevent the Shareholders from owning up to five percent (5%) of the publicly traded stock in any corporation which engages in the medical equipment rental or leasing business within a 200-mile radius of the main office and each of the district offices of BERS. For purposes of this Agreement, the term "publicly traded" shall mean traded on a recognized national exchange or quoted on the NASDAQ National Market in the United States of America.

          8.2. Solicitation of Customers. The Shareholders hereby agrees that, for a period of two years after the Effective Date, it shall not, directly or indirectly, including through third party brokers or agents, (a) solicit, without the prior written consent of UHS, the medical equipment rental or leasing business of any past or present customer of BERS or (b) encourage any such customer to terminate or alter such customer's relationship with BERS (or its successor by merger), except as otherwise provided in Section 8.1.

          8.3. Solicitation of Employees. The Shareholders hereby agrees that, for a period of two years after the Effective Date, it shall not, directly or indirectly, solicit for employment or offer to hire or hire, without the prior written consent of UHS, any individual who, as of the date of this Agreement, was an employee or agent of BERS or UHS or who subsequent to the date of this Agreement became an employee of BERS or UHS (or any successor by merger), provided that this provision shall not apply to any such employee whose employment or relationship with BERS or UHS has been terminated for at least six months prior to such hiring. This Section 8.3 shall not apply to any employee of BERS or UHS whose employment is terminated by UHS.

                                   ARTICLE 9

                        THE SHAREHOLDERS' REPRESENTATIVE

          9.1. Appointment. As used in this Agreement, the "Shareholders' Representative" shall mean James F. Molidor, or any person appointed as a successor Shareholders' Representative pursuant to Section 9.2 hereof.

          9.2. Election and Replacement. During the period ending upon the date when all obligations under this Agreement have been discharged (including all indemnification obligations pursuant to Section 5.11), the Shareholders who immediately prior to the date hereof held BERS Common Stock representing an aggregate number of shares of BERS Common Stock which exceeded 50% of the amount of such BERS Common Stock outstanding immediately prior to the date hereof (a "Majority") may from time to time upon written notice to the Shareholders' Representative and UHS remove the Shareholders' Representative, and if the Shareholders' Representative dies, becomes incapacitated, resigns or is removed by a Majority, the Majority shall appoint a successor Shareholders' Representative to fill the vacancy so created. If the Majority is required to but has not appointed a successor Shareholders' Representative within 15 business days from a request by UHS to appoint a successor Shareholders' Representative, UHS shall have the right to appoint a Shareholders' Representative to fill the vacancy so created, and shall advise all those who were holders of BERS Common Stock immediately prior to the date hereof of such appointment by written notice. A copy of any appointment by the Majority of any successor Shareholders' Representative shall be provided to UHS promptly after it shall have been effected.

          9.3. Authority. The Shareholders' Representative has been duly authorized by the Shareholders to act on their behalf as specified in this Agreement, and this Agreement has been duly authorized, executed and delivered by the Shareholders' Representative. The Shareholders' Representative shall be authorized to make and deliver any certificate, notice, consent or instrument required or permitted to be made or delivered under this Agreement or under the documents referred to in this Agreement (an "Instrument") which the Shareholders'

Representative determines in its sole and absolute discretion to be necessary, appropriate or desirable, and, in connection therewith, to hire or retain, at the sole expense of the Shareholders, such counsel, investment bankers, accountants, representatives and other professional advisors as it determines in its sole and absolute discretion to be necessary, advisable or appropriate in order to carry out and perform its rights and obligations hereunder. Any party receiving an Instrument from the Shareholders' Representative shall have the right to rely in good faith upon such certification, and to act in accordance with the Instrument without independent investigation.

          9.4. No Liability of UHS. Neither UHS nor any officer, employee, director or affiliate of UHS shall have any liability whatsoever to any Shareholder or otherwise arising out of the acts or omissions of the Shareholders' Representative or any disputes among the Shareholders or among them and the Shareholders' Representative. UHS shall have no direct liability to the Shareholders under this Agreement or the other agreements referred to herein and may rely entirely on its dealings with, and notices to and from, the Shareholders' Representative to satisfy any obligations it might have under this Agreement, any agreement referred to herein or otherwise to the Shareholders.

                                   ARTICLE 10

                               GENERAL PROVISIONS

          10.1. Public Statements. None of UHS, BERS or the Shareholders shall make any public announcement or statement with respect to this Agreement or any related transactions without the approval of the other party; provided, however, that UHS may, upon reasonable notice to the Shareholders and BERS, make any public announcement or statement that it believes is required by federal securities laws.

          10.2. Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by fax, by telecopier, by overnight delivery service, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

          if to UHS:

               Universal Hospital Services, Inc.
               1250 Northland Plaza
               3800 West 80th Street
               Bloomington, MN  55431-4442
               Attention:  Mr. David E. Dovenberg
               Fax: (612) 893-3237
          with a copy to:

               Dorsey & Whitney LLP
               Pillsbury Center South
               220 South Sixth Street
               Minneapolis, Minnesota 55402
               Attention: Elizabeth C. Hinck, Esq.
               Fax: (612) 340-8738

          if to the Shareholders or the Shareholders' Representative:

               James F. Molidor
               Shareholders Representative
               415 Ferrington Post
               Pittsboro, North Carolina 27312

          with a copy to:

               Smith Helms Mulliss & Moore, LLP
               2800 Two Hannover Square
               Raleigh, North Carolina  27601
               Attention: Mr. Charles N. Anderson, Jr.
               Fax: (919) 755-8800

          All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if delivered by mail; when receipt electronically acknowledged, if faxed or telecopied; and the next day after being delivered to an overnight delivery service.

          10.3. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as "herein," "hereinafter," "hereof," "hereto," "hereby" and "hereunder," and words of like import, unless the context requires otherwise, refer to this Agreement (including the Exhibits and Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

          10.4. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party's anticipated benefits under this Agreement.

          10.5. Governing Law; Venue. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Minnesota, without giving effect to the principles of conflict of laws thereof. Any action at law, suit in equity, or judicial proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from this Agreement or any provision hereof, shall be litigated only in the federal or State courts, as applicable, sitting in the State of North Carolina, County of Wake. The parties hereto consent to the jurisdiction of such courts for such purposes. The parties hereto waive any claim to a change of venue because of the doctrine of forum non conveniens or otherwise.

          10.6. Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof;
(b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

          10.7. Survival of Representations, Warranties and Covenants. Subject to the limitation set forth in Section 5.11(a) hereof, the representations, warranties and covenants of the parties set forth herein will survive the Closing, regardless of any investigation made by or on behalf of the parties hereto or the results of any such investigation, and the participation of a party in such consummation will not constitute a waiver of any representation, warranty or covenant of any other party.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by a duly elected and authorized officer.

                                 UNIVERSAL HOSPITAL SERVICES,
                                 INC.



                                 By: /s/ David E. Dovenberg
                                     -----------------------
                                     David E. Dovenberg
                                     Chief Financial Officer


                                 BIOMEDICAL EQUIPMENT
                                 RENTAL & SALES, INC.



                                 By: /s/ James Molidor
                                     -----------------------
                                     James Molidor
                                     President


                                 SHAREHOLDERS:


                                 /s/ Sandra P. Henderson
                                 ----------------------------
                                 Ms. Sandra P. Henderson


                                 /s/ Katharine M. Douglass
                                 ----------------------------
                                 Ms. Katharine M. Douglass

                                 /s/ E. Knox Barker
                                 ----------------------------
                                 Ms. E. Knox Barker



                                 SHAREHOLDERS' REPRESENTATIVE:

                                 /s/ James F. Molidor
                                 ----------------------------
                                       James F. Molidor

                                                                       EXHIBIT A
                                                                       ---------

                                ESCROW AGREEMENT

     This Agreement, dated August 13, 1996, is made by and among Universal Hospital Services, Inc., a Minnesota corporation ("UHS"), Sandra P. Henderson, Katharine M. Douglass and E. Knox Barker (the "Shareholders"), James F. Molidor (acting in his capacity as representative of the Shareholders (the "Shareholders' Representative")) and Centura Bank, as escrow agent (the "Escrow Agent").

     Reference is made to that certain Stock Purchase Agreement dated August 13, 1996 (the "Stock Purchase Agreement"), by and among UHS, the Shareholders and the Shareholders' Representative. The Stock Purchase Agreement provides that on the Closing Date (as defined therein) UHS shall deliver $1,325,000 (the "Escrow Funds") to the Escrow Agent, to be held in an escrow account in accordance with the terms of this Escrow Agreement, to fund liquidated indemnification obligations of the Shareholders under the Stock Purchase Agreement. The parties hereto desire that the Escrow Agent hold, invest and distribute the Escrow Funds, together with accrued interest thereon, all in the manner set forth in this Escrow Agreement. Accordingly, in consideration of consummating the transactions contemplated by the Stock Purchase Agreement, the covenants and agreements herein set forth and for other valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

     1. Appointment and Agreement of Escrow Agent. UHS and the Shareholders hereby appoint and designate the Escrow Agent as the escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

     2. Indemnity Obligations Satisfied Solely from Escrow Funds. The indemnity obligations of Section 5.11(a) of the Stock Purchase Agreement shall be satisfied solely from the Escrow Funds.

     3.   Establishment of Escrow.

     3.1. Escrow Deposit. On the Closing Date, UHS shall cause the Escrow Funds to be delivered to the Escrow Agent. The Escrow Funds shall be held and used only for the purposes of funding the indemnity obligations of the Shareholders set forth in Section 5.11(a) of the Stock Purchase Agreement ("the Escrow Fund Indemnities").

     3.2. Receipt. The Escrow Agent hereby acknowledges receipt of the Escrow Funds and agrees to hold and disburse the Escrow Funds in accordance with the terms and conditions of this Escrow Agreement for the uses and purposes stated herein.

     3.3. Investment of Escrow Funds. The Escrow Agent agrees to hold and invest such Escrow Funds, together with interest accrued thereon, in FDIC-insured bank deposits, short-term government securities, short-term investment grade securities or other short-term securities of comparable quality in the categories set forth on Annex A hereto, as directed by the Shareholders' Representative in writing, but all such securities shall be purchased and held solely in the name of the Escrow Agent. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Escrow Agreement. The Escrow Agent shall not be liable for any loss incurred at such liquidation which is due to fluctuations in market rates or penalties incurred because of early redemption.

     4. Purpose; Term. This Escrow Agreement has been executed and the deposit of the Escrow Funds hereunder has been made pursuant to Section 5.11(d) of the Stock Purchase Agreement. The deposit of the Escrow Funds has been made for the purpose of funding and securing the Escrow Fund Indemnities until the close of business on the first anniversary of the date hereof (the "Termination Date").

     5. Procedures for Disbursement of the Escrow Funds to UHS. At any time prior to the Termination Date, whenever there shall be delivered to the Escrow Agent (a) a certificate signed by UHS and the Shareholders' Representative certifying or (b) a certified copy of a final, non-appealable judgment of a court of competent jurisdiction determining, that an amount is due to UHS pursuant to Section 5.11 of the Stock Purchase Agreement, the Escrow Agent shall, solely to the extent of the Escrow Funds, promptly (and in no event later than five business days following receipt of either document referred to in clauses (a) and (b) of this Section 5) cause Escrow Funds equal to such amount (but in no event greater than $1,325,000, less the sum of all amounts previously distributed to UHS under this Agreement) to be delivered to UHS.

     6. Termination of Escrow. At the close of business on the Termination Date, the Escrow Agent shall deliver the balance of any Escrow Funds, together with interest accrued thereon, to the Shareholders as directed by the Shareholders' Representative; provided, however, that there shall be deducted from the amount to be delivered to the Shareholders pursuant to this Section 6 an amount equal to the Escrowed Funds Reserved Amount (as defined in Section 7 hereof) if and only if the notification relating to such Escrowed Funds Reserved Amount required by Section 7 has been delivered to the Escrow Agent and the Shareholders' Representative prior to the Termination Date. This Escrow Agreement shall automatically terminate if and when all the Escrowed Funds shall have been distributed by the Escrow Agent in accordance with the terms of this Escrow Agreement.

     7. Retention and Disbursement of Escrow Funds Following the Termination Date. (a) In the event that UHS shall have determined in good faith that it intends to pursue indemnification claims pursuant to Section 5.11(a) of the

Stock Purchase Agreement, then UHS shall, at any time prior to the Termination Date, notify concurrently the Escrow Agent and the Shareholders' Representative to such effect in writing, which written notice shall describe briefly the nature of each such claim, the facts and circumstances which give rise to each such claim and the estimated amount, determined solely by UHS in its good faith judgment, of the potential liability with respect to each such claim, and the provisions of the Stock Purchase Agreement or this Escrow Agreement on which each such claim is based. The Escrow Agent shall have no obligation to verify that delivery of such notice has been made by UHS to the Shareholders' Representative, but agrees to forward to the Shareholders' Representative, promptly, by telecopier and overnight mail, a copy of the notice received by it. If such notice is delivered to the Escrow Agent on or prior to the Termination Date, an amount of the Escrow Funds equal to one hundred percent (100%) of the total of the amounts claimed (but in no event greater than $1,325,000, less the sum of all amounts other than interest previously distributed to UHS under this Agreement) shall be set aside and retained (to the extent available in the then remaining Escrow Funds) by the Escrow Agent as a reserve to cover such claim or claims (such amounts so set aside and reserved, as reduced from time to time pursuant to the provisions of this Section 7(b) or of Section 5 hereof, being herein called the "Escrow Funds Reserved Amount").

     (b) Following the Termination Date, the Escrow Agent agrees to hold and invest such Escrow Funds Reserved Amount, together with accrued interest thereon, in the same manner as the Escrow Funds hereunder. The Escrow Funds Reserved Amount shall be disbursed by the Escrow Agent in the same manner as the Escrow Funds are to be disbursed pursuant to Section 5, but only to cover the claims identified in the notice sent pursuant to Section 7(a) that led to the establishment of such Escrow Funds Reserved Amount. In addition, if at any time UHS determines in good faith that it will not pursue or, under the terms of the Stock Purchase Agreement, cannot pursue any claim for indemnification to which all or any portion of the Escrow Funds Reserved Amount relates, or a court of competent jurisdiction by final, non-appealable judgment so finds, UHS shall direct the Escrow Agent to disburse all or such portion of the Escrow Funds Reserved Amount, together with accrued interest thereon, to the Shareholders.

     8.   The Escrow Agent.

     8.1. Indemnification of the Escrow Agent. UHS and the Shareholders, jointly and severally agree to indemnify and hold the Escrow Agent and its directors, officers and employees harmless from and against any and all costs, charges, damages, and attorneys' fees which the Escrow Agent in good faith may incur or suffer in connection with or arising out of this Escrow Agreement.

     8.2. Duties of the Escrow Agent. The Escrow Agent shall have no duties other than those expressly imposed on it herein and shall not be liable for any act or omission except for its own gross negligence or willful misconduct.

     8.3. Fees of the Escrow Agent. The fees and charges of the Escrow Agent (including its attorneys fees and expenses) with respect to this Agreement shall be paid by the Shareholders in accordance with Escrow Agent's fees set forth on Annex B.

     8.4. Escrow Agent to Follow Instructions of UHS and the Shareholders' Representative. Any provision herein contained to the contrary notwithstanding, the Escrow Agent shall at any time and from time to time take such action hereunder with respect to the Escrow Funds as shall be agreed to in writing by UHS and the Shareholders' Representative, provided that the Escrow Agent shall first be indemnified to its satisfaction, jointly and severally, by UHS and the Shareholders with respect to any of its costs or expenses which might be involved.

     8.5. Delivery of Statements of Account. The Escrow Agent shall provide monthly statements of account to each of the Shareholders' Representative and UHS.

     8.6. Appointment of Successor Escrow Agent. The Escrow Agent may resign at any time upon forty-five (45) days' written notice to UHS and the Shareholders' Representative. UHS and the Shareholders' Representative may by mutual agreement remove the Escrow Agent by giving thirty (30) days' written notice of such removal. In the event of the resignation or removal of the Escrow Agent, UHS and the Shareholders' Representative shall appoint a successor Escrow Agent. The successor Escrow Agent shall have the same powers and duties as those conferred upon the Escrow Agent named in this Agreement, and shall agree to be bound by the terms of this Agreement as though named as the Escrow Agent herein. Upon the resignation or removal of the Escrow Agent, the Escrow Funds shall be delivered to the successor escrow agent, with delivery to be made as of the effective date of the Escrow Agent's resignation or removal. If for any reason delivery to a successor escrow agent is not possible, the Escrow Agent shall deliver the Escrow Funds to a party mutually agreed upon by UHS and the Shareholders' Representative.

     9.   Other Provisions.

     9.1. Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by telex, by telecopier, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice) provided that communications given to the Escrow Agent shall be considered given when received by the Escrow Agent and, provided further, that any communications to the Escrow Agent directing it to make a disbursement from the Escrow Funds will be made by the Escrow Agent only upon receipt of originally executed copies of such communication:

          (a)  if to UHS:

               Universal Hospital Services, Inc.
               1250 Northland Plaza
               3800 West 80th Street
               Bloomington, MN  55431-4442
               Attention: Mr. David E. Dovenberg
               Fax: (612) 893-3237

               with a copy to:

               Dorsey & Whitney LLP
               Pillsbury Center South
               220 South Sixth Street
               Minneapolis, Minnesota 55402
               Attention: Elizabeth C. Hinck, Esq.
               Fax: (612) 340-8738

          (b)  if to the Shareholders or the Shareholders' Representative:

               James Molidor
               Shareholders Representative
               415 Fearrington Post
               Pittsboro, North Carolina 27312

               with a copy to:

               Smith Helms Mulliss & Moore, LLP
               2800 Two Hannover Square
               Raleigh, North Carolina 27601
               Attention: Charles N. Anderson, Jr.
               Fax: (919) 755-8800

          (c)  If to the Escrow Agent:

               Centura Bank
               4700 Six Forks Road
               Post Office Box 2351
               Raleigh, North Carolina 27602
               Attention: R. Gregory Ferrell
               Fax: (919) 571-2427

     9.2. Benefit and Assignment. The rights and obligations of each party under this Escrow Agreement may not be assigned without the prior written consent of all other parties. This Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Nothing in this Escrow Agreement, expressed or implied, is intended to or shall
(i) confer on any person other than the parties hereto, or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Escrow Agreement, or (ii) constitute the parties hereto as partners or participants in a joint venture. The Escrow Agent shall not be obligated to recognize any such succession or assignment, until satisfactory written evidence thereof shall have been received by it.

     9.3. Entire Agreement; Amendment. This Escrow Agreement and the Stock Purchase Agreement contain all the terms agreed upon by the parties with respect to the subject matter hereof. This Escrow Agreement may be amended only by a written instrument signed by the party against which enforcement of any waiver, change, modification, extension or discharge is sought.

     9.4. Headings. The headings of the sections and subsections of this Escrow Agreement are for ease of reference only and shall not be deemed to evidence or affect the meaning or construction of any of the provisions hereof.

     9.5. Governing Law. This Escrow Agreement shall be construed, as to both validity and performance, enforced in accordance with and interpreted and governed by the laws of the State of North Carolina.

     9.6. Counterparts. This Escrow Agreement may be executed in multiple counterparts, all of which taken together shall constitute one instrument.

     IN WITNESS WHEREOF, the parties have caused this Escrow Agreement to be executed on the date first written above by their respective officers on the date first written above.


                                       UNIVERSAL HOSPITAL SERVICES, INC.


                                       By:
                                          ------------------------------
                                          David E. Dovenberg
                                          Vice President of Finance and
                                          Chief Financial Officer


                                       SHAREHOLDERS:


                                       By:
                                          ------------------------------
                                          Ms. Sandra P. Henderson


                                       ---------------------------------
                                       Ms. Katharine M. Douglas


                                       ---------------------------------
                                       Ms. E. Knox Barker



                                       SHAREHOLDERS' REPRESENTATIVE:


                                       ---------------------------------
                                       James F. Molidor



                                       CENTURA BANK



                                       By:
                                          ------------------------------

                                                                       Exhibit B
                                                                       ---------



                             EMPLOYMENT AGREEMENT



          THIS AGREEMENT is made as of August 13, 1996, by and between Universal Hospital Services, Inc., a Minnesota corporation ("Buyer"), Biomedical Equipment Rental & Sales, Inc., a North Carolina corporation (the "Company") and James F. Molidor, a resident of the State of North Carolina ("Executive").

          Executive is employed as an executive officer of the Company.

          The Company engages in the medical equipment rental and leasing business through its offices located in Raleigh and Charlotte, North Carolina, and Richmond, Virginia. Executive is an executive of the Company and has extensive knowledge of its business and affairs and of the industry in which the Company competes.

          Buyer proposes to purchase all of the issued and outstanding capital stock of the Company from the shareholders thereof (the "Acquisition") and such shareholders and the Company have entered into a Stock Purchase Agreement dated August 13, 1996 (the "Acquisition Agreement") with Buyer.

          The Acquisition is conditioned upon Executive's agreement as to employment and to refrain from engaging in any activities that are in competition with the business of the Company or Buyer.

          Buyer desires to assure the continuation of the services of Executive after the effective time of the Acquisition, and Executive desires to be employed by the Company, on the terms and subject to the conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the foregoing premises, the respective agreements of Buyer, the Company and Executive set forth below and as a condition of the closing of the Acquisition, Buyer, the Company and Executive agree, and Buyer agrees to cause the Company to perform each of the Company's agreements, as follows:

          1.   Employment; Consulting Services.

          (a) Effective upon the Acquisition, the Company agrees to employ Executive, and Executive accepts such employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement. If the Acquisition Agreement is terminated in accordance with its terms, this Agreement shall not become effective. Upon the effectiveness of this Agreement and payment of an aggregate of $100,408.36 representing all amounts owed to Executive by the Company through the date of closing of the Acquisition (the "Closing Date"), all prior agreements between the Company and Executive shall terminate, including, without limitation, the letter agreement dated October 27, 1995 between Executive and the Company and the bonus plan approved by action of the Board of Directors and stockholder of the Company by resolutions adopted on November 1, 1990 and modified by resolutions adopted on January 31, 1992.

          (b) Following the term of Executive's employment pursuant to this Agreement and for a period of two years thereafter, Executive agrees to provide up to 100 hours annually of consulting services to the Company or Buyer as may be reasonably requested by Company or Buyer, for the compensation provided in
Section 4(a) hereof.

          2. Term. Unless terminated at an earlier date in accordance with
Section 9 of this Agreement, the term of Executive's employment pursuant to
Section 1(a) hereof shall be for a period of one year, commencing on the Closing Date. Such term of Executive's employment may be extended thereafter upon the mutual written agreement of Executive and the Company.

          3. Position and Duties.

          (a) Service with Company. During the term of Executive's employment, Executive agrees to perform such reasonable employment duties as the Board of Directors of the Company shall assign to him from time to time (his "Duties").

          (b) Performance of Duties. Executive agrees to serve the Company faithfully and to the best of his ability and to devote such time, attention and efforts to the business and affairs of the Company during employment by the Company as required to fulfill his Duties. It is currently anticipated by the parties hereto that Executive will be required to devote his full time, attention and efforts to the business and affairs of the Company during the first four months of his employment pursuant to this Agreement, and that, thereafter, the amount of Executive's time, attention and efforts required to be devoted to the business and affairs of the Company would gradually be reduced such that Executive would be required to devote an aggregate of approximately 1,040 hours of his time to the business and affairs of the Company during the first year of employment pursuant to Section 1(a) of this Agreement. Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in and contemplated by this Agreement, provided that it is understood by all parties hereto that Executive may continue to serve as Chief Executive Officer and Chairman of Douglass Medical, Inc. and that Executive shall not breach this Agreement solely as a result of serving in such capacity.

          4.  Compensation.

          (a) Base Salary. As compensation in full for all services to be rendered by Executive under this Agreement, the Company shall pay to Executive a salary of $65,000, less applicable tax and FICA deductions and withholdings, which salary shall be paid monthly in arrears on a basis in accordance with the Company's normal payroll procedures and policies. In the event that Executive provides in excess of 1,040 hours of his services in connection with the performance of his Duties during the first year of his employment, Executive shall be compensated at the hourly rate of $62.50 (the "Hourly Rate"), less applicable tax and FICA deductions and withholdings, for each hour of service in excess of such amount during such year, payable monthly in arrears on a basis in accordance with the Company's normal payroll procedures and policies. In the event that Executive is requested to provide consulting services after the term of employment under this Agreement, Executive shall be compensated for such consulting services rendered to the Company or Buyer at the Hourly Rate.

          (b) Participation in Benefit Plans. While he is employed by the Company pursuant to Section 1(a) hereof, Executive shall be entitled to participate in all employee benefit plans or programs (including health and accident plans, vacation time and 401(k) plans) of the Company or Buyer, as applicable, to the extent that Executive meets the requirements for each individual plan. Neither Buyer nor the Company provides any assurance as to the adoption or continuance of any particular employee benefit plan or program, and Executive's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

          (c) Expenses. The Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his Duties under this Agreement, subject to the Company's normal policies for expense verification.

          5. Confidential Information. Except as permitted by the Company's Board of Directors, Executive shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of the Company or Buyer that Executive has acquired or shall acquire during the period of his employment by the Company prior to the Acquisition or will acquire during the period of his employment by the Company after the Acquisition, whether developed by himself or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company or Buyer, any customer or supplier lists of the Company or Buyer, any confidential or secret development or research work of the Company or Buyer, or any other confidential information or secret aspects of the business of the Company or Buyer. Executive acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company or Buyer, as the case may be, and represents a substantial investment of time and expense by the Company or Buyer, as the case may be, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company or Buyer would be wrongful and would cause irreparable harm to the Company or Buyer. Executive will refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company or Buyer. The foregoing obligations of confidentiality shall not apply to any knowledge or information that is now or subsequently becomes generally publicly known in the form in which it was obtained from the Company or Buyer, other than as a direct or indirect result of the breach of this Agreement by Executive.

          6. Ventures. If, during Executive's employment, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company or Buyer and a third party or parties, all rights in such project, program or venture shall belong to the Company or Buyer, as the case may be. Except as approved by the Company's Board of Directors, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder's fee or other compensation in connection therewith other than the compensation to be paid to Executive as provided in this Agreement. Executive shall have no interest, direct or indirect, in any vendor or customer of the Company.

          7.  Noncompetition Covenants.

          (a) Agreement Not to Compete. During the term of Executive's employment by the Company pursuant to Section 1(a) hereof and through a date that is the later of (i) 24 months from the date of termination of such employment (whether such termination is with or without cause, or whether such termination is occasioned by Executive or the Company) or (ii) 24 months from the Closing Date, Executive shall not, directly or indirectly, without the prior written consent of Buyer (i) engage in the medical equipment rental or leasing business within a 200--mile radius of the main office and each of the regional offices of the Company or Buyer, in any manner or capacity, including, but not limited to, as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise; (ii) solicit the medical equipment rental or leasing business of any past or present customer of the Company or Buyer; or (iii) encourage any such customer to terminate or alter such customer's relationship with the Company or Buyer, all except in connection with the performance of Executive's Duties pursuant to this Agreement.

          (b) Agreement Not to Hire. During the term of Executive's employment by the Company pursuant to Section 1(a) hereof and through a date that is the later of (i) 24 months from the date of termination of such employment (whether such termination is with or without cause, or whether such termination is occasioned by Executive or the Company) or (ii) 24 months from the Closing Date, Executive shall not, directly or indirectly, without the prior written consent of Buyer, solicit for employment or offer to hire or hire any individual who, as of the Closing Date, was an employee or agent of the Company or Buyer or who subsequent to the Closing Date became an employee of the Company or Buyer (or any successor by merger), provided that this provision shall not apply to any such employee whose employment or relationship with the Company or Buyer has been terminated for at least six months prior to such hiring.

          (c) Limitation on Covenant. Ownership by Executive, as a passive investment, of less than one percent of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 7.

          (d) Indirect Competition. Executive will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of this Section 7 if such activity were carried out by Executive, either directly or indirectly. In particular, Executive will not, directly or indirectly, induce any employee of the Company or Buyer to carry out, directly or indirectly, any such activity.

          (e) Acknowledgment. Executive agrees that the restrictions and agreements contained in this Section 7 are reasonable and necessary to protect the legitimate interests of the Company and Buyer and that any violation of this
Section 7 will cause substantial and irreparable harm to the Company and Buyer that would not be quantifiable and for which no adequate remedy would exist at law and accordingly injunctive relief shall be available for any violation of this Section 7.

          (f) Blue Pencil Doctrine. If the duration or geographical extent of, or business activities covered by, this Section 7 are in excess of what is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, geographical extent or activities that are valid and enforceable. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

          (g) Noncompetition and Consulting Fee. The Company agrees to pay Executive the sum of $215,000 in consideration of his continuing compliance with the noncompetition covenants set forth in this Section 7 and any consulting services under Section 1(b). Such amount shall be payable in two annual installments of $105,000 and $110,000, respectively, with the first such installment being due and payable on the first anniversary of the Closing Date and the second such installment being due and payable on the second anniversary of the Closing Date. In the event Executive dies before all of such installments have been paid to him, the Company shall, upon receipt of satisfactory evidence of the death of

Executive and instructions in accordance with applicable law advising the Company to whom such payments are to be made, pay the remaining payments required hereunder, when due, to the estate of Executive or to his legal representative, heirs or beneficiaries in accordance with said instructions. Buyer and the Company agree that the obligation to pay the noncompetition fee pursuant to this Section 7(g) is unconditional and is not subject to any right of set off.

          8.   Company's Right to Know-How, Trade Secrets and Copyrightable
               ------------------------------------------------------------
Material.
- --------

          (a) Know-How and Trade Secrets. All know-how and trade secret information conceived of or originated by Executive which arises out of the performance under this Agreement or any related material or information shall be the property of the Company, and all rights therein are by this Agreement assigned to the Company.

          (b) Copyrightable Material. All right, title, and interest in all copyrightable material which Executive shall conceive or originate, either individually or jointly with others, and which arise out of the performance of this Agreement, will be the property of the Company and are by this Agreement assigned to the Company along with ownership of any and all copyrights in the copyrightable material. Upon request and without further compensation therefor, but at no expense to Executive, Executive will execute all papers and perform all other acts necessary to assist the Company to obtain and register copyrights on such materials in any and all countries. Where applicable, works of authorship created by Executive for the Company in performing his responsibilities under this Agreement shall be considered "works made for hire," as defined in the U.S. Copyright Act.

          9.   Termination of Employment.
               -------------------------

          (a) Grounds for Termination. Executive's employment shall terminate prior to the expiration of the initial term set forth in Section 2 or any extension thereof in the event that at any time:

          (i)  Executive shall die; or

          (ii) The Board of Directors of the Company shall determine that:

               (x) Executive has failed, by reason of illness, incapacity or otherwise, to render services of the character contemplated by this Agreement for at least 60 days during any three-month period; or

               (y) Executive has breached this Agreement in any material respect, which breach is not cured by Executive or is not capable of being cured by Executive within 15 days after written notice of such breach is delivered by Executive; or

                 (z) Executive has engaged in willful and material misconduct, including willful and material failure to perform his duties as an officer or employee of the Company; or

          (iii) The Board of Directors shall terminate Executive's employment other than pursuant to clause (ii) above; or

          (iv)   The Executive shall terminate his employment.

          (b) Effect of Termination Notwithstanding any termination of Executive's employment, this Agreement shall continue in full force and effect in accordance with its terms.

          (c) Salary Continuation. If Executive's employment by the Company is terminated by the Company pursuant to Section 9(a)(ii)(x) or 9(a)(iii), the Company shall continue to pay to Executive his base salary (less any payments received by Executive from any disability income insurance policy provided to him by the Company) and shall continue to provide health insurance benefits for Executive through the remaining term of Executive's employment pursuant to
Section 2 of this Agreement had Executive's employment not been so terminated by the Company. If Executive's employment by the Company is terminated pursuant to
Section 9(a)(i), 9(a)(ii)(y), 9(a)(ii)(z) or 9(a)(iv), Executive's right to base salary and benefits shall immediately terminate, except as may otherwise be required by applicable law, and subject, in the case of termination pursuant to
Section 9(a)(i) or Section 9(a)(iv), to payment of a pro rata portion of Executive's base salary through the date of such termination.

          (d) Surrender of Records and Property. Upon termination of his employment with the Company, Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof that relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents that in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.

          10.    Remedies.
                 --------

          (a) Remedies. Executive acknowledges that it would be difficult to fully compensate the Company for damages resulting from any breach by him of the provisions of this Agreement. Accordingly, in the event of any actual or threatened breach of such provisions, the Company shall (in addition to any other remedies it may have) be entitled to temporary and/or permanent injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual damages.

          (b) Venue. Any action at law, suit in equity, or judicial proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from this Agreement or any provision hereof, shall be litigated only in the federal or State courts, as applicable, sitting in the State of North Carolina, County of Wake. Executive and the Company consent to the jurisdiction of such courts over the subject matter set forth in this Section 10. Each of Executive and the Company waives any claim to a change of venue because of the doctrine of forum non conveniens or otherwise.

          11.  Miscellaneous.
               -------------

          (a) Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by the internal laws of the State of North Carolina without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than the State of North Carolina.

          (b) Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

          (c) Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

          (d) No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

          (e) Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this
Section 11.

          (f) Counterparts. This Agreement may be simultaneously executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

          (g) Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

          (h) Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

          IN WITNESS WHEREOF, Executive, Buyer and the Company have executed this Agreement as of the date set forth in the first paragraph.



                                       UNIVERSAL HOSPITAL SERVICES, INC.



                                       By:
                                            -------------------------
                                       Its:
                                            -------------------------


                                       BIOMEDICAL EQUIPMENT RENTAL
                                          & SALES, INC.


                                       By:
                                            -------------------------
                                       Its:
                                            -------------------------


                                       ------------------------------
                                       James F. Molidor

                                                                       Exhibit C
                                                                       ---------



                         CORPORATE SERVICES AGREEMENT



          This Agreement is made as of August 13, 1996, by and between Biomedical Equipment Rental & Sales, Inc., a North Carolina corporation ("BERS") and Douglass Medical, Inc., a North Carolina corporation ("DMI").

                                   RECITALS

          DMI currently provides BERS with certain services under casual arrangements. Pursuant to the Stock Purchase Agreement dated August 13, 1996 (the "Stock Purchase Agreement"), the shareholders of BERS have agreed to sell all of the outstanding capital stock of BERS to Universal Hospital Services, Inc., a Minnesota corporation ("UHS"). BERS and DMI desire to enter into an agreement relating to services to be provided by DMI to BERS following the closing of the acquisition by UHS of all of the outstanding capital stock of BERS (the "Closing Date").

          NOW, THEREFORE, the parties hereto agree as follows:

          1. Services. From the Closing Date through August 13, 1997, DMI agrees to provide to BERS the various administrative support services provided by DMI to BERS prior to the Closing Date as listed in Appendix A to the Agreement (the "Administrative Services"), in the manner and to the extent previously provided to BERS. The nature and scope of the Administrative Services shall not be greater than that which DMI provided to BERS prior to the Closing Date. In connection with the Administrative Services, DMI agrees to provide to BERS the same resources, personnel (to the extent still employed by DMI) and cooperation as provided prior to the Closing Date.

          As consideration for the Administrative Services, BERS shall pay DMI the amounts for such Administrative Services as set forth on Appendix A. If any of the Administrative Services are canceled during the term of this Agreement, payments shall be made for all Administrative Services provided through the effective date of cancellation. Payments for such cancelled services shall be pro rated through the date of cancellation.

          2. Transition Support. Prior to the termination of the provision of Administrative Services by DMI hereunder, DMI shall provide, at DMI's expense, reasonable assistance to BERS in replacing the Administrative Services provided, which assistance shall include but not be limited to transferring records, files and software (to the extent owned by BERS and transferable by DMI) of BERS from the computer system of DMI. BERS shall reimburse DMI for any unreasonable or extraordinary expenses incurred by DMI in providing such transition support.

          3.   Payment.   Payment for all Administrative Services hereunder
shall be made by BERS within ten days following receipt of a written statement for such Administrative Services from DMI.

          4. Effectiveness. This Agreement shall become effective only on and as of the Closing Date.

          5. Proprietary and Confidential Information. Except as specifically provided herein, neither party hereto shall (i) disclose to any third party any information of a proprietary or confidential nature in connection with this Agreement and the performance of the Administrative Services hereunder, except as required by law, or (ii) use such information other than in the performance of the Administrative Services hereunder; provided, however, that such information shall not be regarded as confidential if it (a) is or becomes publicly known through sources entitled to disclose the same, (b) is disclosed by a third party entitled to disclose the same, or (c) is developed independently of any information received from DMI or BERS. The obligations of the parties hereto set forth in this Section 5 shall service the expiration or termination of this Agreement for a period of three years.

          6.   Termination; Cancellation of a Portion of Administrative
Services.

          (a) Termination Without Prior Notice. Either party hereto may immediately terminate this Agreement by written notice without prior notice to the other party (i) in the event of the other party's voluntary bankruptcy or insolvency, (ii) in the event that the other party shall make an assignment for the benefit of creditors, or (iii) in the event that a petition shall have been filed against the other party under a bankruptcy law, a corporate reorganization law or any other law for relief of debtors (or other law similar in purpose or effect), which has caused such other party to have its business effectively discontinued in its then present form.

          (b) Termination With Notice. UHS shall have the option to terminate this Agreement or cancel a portion of the Administrative Services to be provided by DMI hereunder upon 30 days prior written notice to DMI. Either party shall have the right to terminate this Agreement upon 10 days prior written notice to the other party in the event of a default in the performance of such other party's obligations hereunder which notice shall specify such default, provided that if the defaulting party shall have substantially remedied the default within ten days following such notice of termination such right to terminate shall cease.

          7. Limitation of Liability; Indemnification. In no event will either party be liable for any indirect, special or consequential damages in connection with or arising out of this Agreement. Except as expressly provided otherwise in this Agreement, each party shall indemnify the other party against all losses, liabilities, and expenses, including reasonable attorney fees, court costs, and settlement costs, arising out of, or having to do with, the indemnifying party's negligence or willful misconduct in providing Administrative Services under this Agreement or the indemnifying party's breach of any of the terms and conditions of this Agreement.

          8. Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by fax, by telecopier, by overnight delivery service, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

          if to BERS:

               Biomedical Equipment Rental & Sales, Inc.
               c/o Universal Hospital Services, Inc.
               3800 West 80th Street
               Bloomington, MN  55431-4442
               Attention:  Mr. David E. Dovenberg
               Fax: (612) 893-3237

          with a copy to:

               Dorsey & Whitney LLP
               Pillsbury Center South
               220 South Sixth Street
               Minneapolis, Minnesota 55402
               Attention:  Elizabeth C. Hinck, Esq.
               Fax: (612) 340-8738

          if to DMI:

               Douglass Medical, Inc.
               5908 Triangle Drive
               P.O. Box 30369
               Raleigh, North Carolina 27622
               Attention:  Mr. James Molidor
               Fax:  (919) 881-9198
          with a copy to:

                Smith Helms Mulliss & Moore, LLP
                2800 Two Hannover Square
                Raleigh, North Carolina 27601
                Attention:  Charles N. Anderson, Jr.
                Fax:  (919) 755-8800

          9.   General.

          (a) DMI and BERS are independent contractors and shall be free to exercise their discretion and independent judgment as to the method and means of performance of the services contracted.

          (b) Both parties hereto agree that they shall take appropriate action by instruction of or agreement with their personnel to ensure that all personnel performing services under this Agreement shall be bound by and comply with all of the terms and conditions of this Agreement, including, but not limited to, the terms and conditions of Section 5 hereof.

          (c) Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

          (d) Neither party hereto shall be liable for any failure of or delay in the performance of this Agreement for the period that such failure or delay is due to acts of God, public enemy, civil war, strikes or labor disputes, or any other cause beyond the parties reasonable control. Each party hereto agrees to notify the other party hereto promptly of the occurrence of any such cause and to carry out this Agreement as promptly as practicable after such cause is terminated.

          (e) This Agreement may be amended or modified and any of the terms and conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by either party hereto of any condition, or of the breach of any provision or term in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision or term of this Agreement.

          (f) This Agreement including the appendices attached hereto and other documents referred to herein, contains the entire understanding between the parties hereto with respect to the Administrative Services specified herein and supersedes and replaces all prior and contemporaneous agreements and understanding, oral or written, with regard to such services. All appendices and exhibits hereto are expressly made a part of this Agreement as fully as though completely set forth herein.

          (g) In the event that any provision of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, such provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

          (h) Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than DMI or BERS and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third persons to DMI or BERS. No provision of this Agreement shall give any third persons any right of subrogation or action over or against DMI or BERS.

          (i) This Agreement shall be construed, performed and enforced in accordance with, and governed by, the internal laws of the State of North Carolina, without giving effect to the principles of conflicts of laws thereof.

          (j) The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

          (k) This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by a duly elected and authorized officer.

                                       BIOMEDICAL EQUIPMENT RENTAL &
                                         SALES, INC.


                                       By:
                                          ---------------------------
                                          James Molidor
                                          President



                                       DOUGLASS MEDICAL, INC.



                                       By:
                                          ---------------------------
                                          James Molidor
                                          Chief Executive Officer